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                                                                    EXHIBIT 99.1

          Consent of Chevron

          October 25, 1999



          Chevron hereby provides permission for use of the following quote for use in GetThere.com's S1 document.

          "Our research suggested that ease-of-use was essential to the adoption of an online travel solution and GetThere.com met our needs. We hope to have the majority of our travelers using the system in the future."

                      --Nancy Godfrey, Travel Administration Manager, Chevron



                      /s/ Nancy Godfrey

                        --------------------------------------------------------
                          Nancy Godfrey, Travel Administration Manager, Chevron